Exhibit 21.1

SUBSIDIAIRES OF Millennium Group International Holdings Limited

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Millennium Group Investment (BVI) Limited	British Virgin Islands	May 20, 2021	100%
Millennium Investment International Limited	Hong Kong SAR	September 13, 2019	100%
Millennium Holdings International Limited	Hong Kong SAR	September 23, 2019	100%
Millennium Printing (Shenzhen) Co., Ltd.	People’s Republic of China	December 3, 2007	100%
Millennium Strategic International Limited	Hong Kong SAR	November 13, 2019	100%
Millennium Packaging Technology (Huizhou) Co., Ltd.	People’s Republic of China	March 6, 2020	100%
Yee Woo Paper Industry (Shenzhen) Co., Ltd.	People’s Republic of China	August 21, 2001	100%
Putian Xiqi Branding Strategy Co., Ltd.	People’s Republic of China	September 30, 2017	100%
Millennium (Huizhou) Technology Co., Ltd.	People’s Republic of China	January 19, 2020	100%
Huizhou Yimeinuo Industry Co., Ltd.	People’s Republic of China	April 7, 2017	100%
Millennium Printing International Limited	Hong Kong SAR	May 12, 2000	100%
Wah Tong Investment International Limited	Hong Kong SAR	October 18, 2019	100%
Yee Woo Paper Packaging (HK) Company Limited	Hong Kong SAR	December 13, 2018	100%
Yee Woo Paper Investment International Limited	Hong Kong SAR	November 5, 2019	100%
Millennium Printing International Limited	Hong Kong SAR	May 12, 2000	100%
Millennium Packaging Group International Limited	Hong Kong SAR	August 13, 2003	100%
MPG Global Company Limited	Vietnam	March 9, 2018	100%